Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128689
Term Sheet — New Notes Due 2011

Issuer:	Residential Capital Corporation
Size:	$1,500,000,000
Security Type:	Senior Unsecured Notes
Coupon:	6.000%
Maturity:	February 22, 2011
Price:	$99.600
Yield:	6.094%
Spread to Treasury:	+ 150 bps
Benchmark Treasury:	4.250% due 1/15/11
Treasury Spot:	98-16 (4.594% yield)
Coupon Dates:	The 22nd day of each February and August
First Coupon:	August 22, 2006
Settlement:	T+3 (February 21, 2006)
Optional Redemption:	M/W + 25 bps
Joint Bookrunning Managers:	Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
Senior Co-Manager:	HSBC Securities (USA) Inc.
Co-Managers:	Barclays Global Inc.
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Term Sheet — Reopening of Outstanding 6.875% Notes Due 2015

Issuer:	Residential Capital Corporation
Size:	$250,000,000
Security Type:	Senior Unsecured Notes
Coupon:	6.875%
Maturity:	June 30, 2015
CUSIP:	76113BAE9
Price:	$104.96 (plus accrued interest from December 30, 2005)
Yield:	6.168%
Spread to Treasury:	+ 157 bps
Benchmark Treasury:	4.500% due 2/15/16
Treasury Spot:	99-07 (4.598% yield)
Coupon Dates:	The 30th day of each June and December
Next Coupon:	June 30, 2006
Settlement:	T+3 (February 21, 2006)
Optional Redemption:	M/W + 45 bps
Joint Bookrunning Managers:	Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
Senior Co-Manager:	HSBC Securities (USA) Inc.
Co-Managers:	Barclays Global Inc.
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com. Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.